Exhibit 99.15

November 27, 2024

Premium Resources Announces Initial Mineral Resource Estimate of 44.2 MT for the Selkirk Mine in Botswana

Selkirk Deposit

Inferred Mineral Resource Estimate of 44.2 million tonnes at 0.81% CuEq or 1.91g/t PdEq.

○	Contained metal Inferred - 132,000 tonnes copper and 108,000 tonnes nickel

Toronto, Ontario—(Newsfile Corp. - November 27, 2024) - Premium Resources Ltd. (TSXV: PREM) (“PREM” or the “Company”) is pleased to report an initial Mineral Resource Estimate (“MRE”) with an effective date of November 1, 2024, prepared in accordance with CIM (2014) Definitions Standards incorporated in National Instrument 43-101 - Standards of Disclosure for Mineral Projects (“NI 43-101”), on its past-producing Nickel-Copper-Platinum Group Elements sulphide (“Ni-Cu-PGE “) Selkirk deposit in Botswana (the “Selkirk Mine”). The completed NI 43-101 Technical Report, once finalized, will be filed on SEDAR+ (www.sedarplus.ca) under PREM’s issuer profile within 45 days of the date of this news release.

Details of the initial MRE are shown below along with accompanying tables (Tables 1 through 3) and visuals (Figure 1).

Key Takeaways

●	The initial MRE was prepared using results from 232 surface and 10 underground historical drillholes drilled between 2003 and 2016, five 2016 drillholes sampled by PREM in 2021, and 17 historical drillholes resampled in 2024.

●	Analytical results from PREM re-sampling showed higher PGE values compared to historic results and additional resampling is expected to result in higher Pt and Pd grades and contained metal.

●	The initial MRE was prepared under the conceptual processing scenario of producing two separate concentrates. Additional work on alternate processing options may result in higher recoveries.

●	Cobalt, a potentially valuable by-product, has not been included in the initial MRE as cobalt analyses are not consistently available throughout the deposit. Planned metallurgical studies will determine payability of cobalt at the Selkirk Mine.

Keith Morrison, CEO of PREM, commented: “This initial MRE serves as a solid foundation for advancing the Selkirk deposit to an economic study. The Company is currently evaluating whether the initial MRE cut-off grade assumptions can be improved through future engineering and metallurgical studies aimed at optimizing the overall efficiency of the mine.”

The initial MRE shown in Table 1 was prepared by SLR Consulting (Canada) Ltd. (“SLR”) using a Net Smelter Return (“NSR”) cut-off value of US$25/tonne and consensus metal pricing (Table 2).

Table 1: Selkirk Deposit Mineral Resource Estimate - November 1, 2024

Classification	Tonnage Mt	Cu %	Ni %	Pd g/t	Pt g/t	CuEq* %	NiEq** %	PdEq*** g/t	Cu kt	Ni kt	Pd koz	Pt koz
Inferred	44.2	0.30	0.24	0.55	0.12	0.81	0.79	1.91	132	108	775	174

*CuEq% calculated using the formula Cu% + Ni%*(55.605/53.913) + Pd g/t*(22.948/53.913) + Pt g/t*(14.891/53.913) using metal prices and recoveries listed below in Notes.

*** NiEq% calculated using the formula Ni%+Cu%*(53.913/55.605) + Pd g/t*(22.948/55.605) + Pt g/t*(14.891/55.605) using metal prices and recoveries listed below in Notes.

*** PdEq g/t calculated using the formula Pd g/t+Cu%*(53.913/22.948) + Ni%*(55.605/22.948) + Pt g/t*(14.891/22.948) using metal prices and recoveries listed below in Notes.

Notes:

1.	CIM (2014) definitions were followed for mineral resources.

2.	Mineral resources are estimated at a NSR cut-off value of $25/t.

3.	Mineral resources are estimated using long-term prices of US$10.50/lb Ni, US$4.75/lb Cu, US$1,450/oz Pt and US$1,500/oz Pd, and a US$: BWP exchange rate of 1.00:13.23.

4.	Mineral Resources are estimated using nickel, copper, palladium, and platinum recoveries of 60%, 70%, 59%, and 59%, respectively, derived from metallurgical studies which consider a conceptual two concentrate scenario.

5.	Bulk density has been estimated.

6.	Mineral resources are reported within an optimized pit shell.

7.	There are no mineral reserves.

8.	Mineral resources that are not mineral reserves do not have demonstrated economic viability.

9.	Totals may not add or multiply accurately due to rounding.

The Selkirk property consists of a single mining licence covering an area of approximately 14.6 square kilometres and four prospecting licences covering an area of approximately 126.7 square kilometres.

Historic Core Resampling Program

As part of the data verification process, cores from 17 historic drillholes were re-sampled and compared to historical assay results. Results from nickel and copper were comparable, but the historical Pt and Pd results demonstrated a slight underestimation, offering an opportunity for improvement.

Mineral Resource Estimate

All mineral resource domains at the Selkirk Mine were defined within Seequent’s Leapfrog Geo software, and sub-block model estimates were completed within Leapfrog Edge software using historical and PREM assay results of historical core as of November 1, 2024.

Domain orientation and morphology have been informed by surface and underground drilling and channel samples and mapping completed by historical operators. The mined-out areas have been given a 5 metre buffer.

In addition to standard database validation techniques, wireframe and block model validation procedures including wireframe to block volume confirmation, statistical comparisons with composite and nearest neighbour estimates, swath plots, visual reviews in 3D, longitudinal, cross section and plan views, as well as cross software reporting confirmation, were completed. In addition to SLR’s internal peer and senior review processes, PREM’s technical team have reviewed the initial MRE.

Blocks were classified following CIM Definitions (2014) as Inferred using drill hole spacing based criterion. Inferred mineral resources at Selkirk were defined where drill hole spacings of up to approximately 200 metres were achieved. Mineral Resources are reported within an optimised pit shell referencing an NSR cut-off value of US$25/t. All blocks with an NSR value greater than US$25/t and situated within the Whittle pit shell have been reported in the Mineral Resource Estimate.

NSR and Mineral Resources Cut-off Value

NSR values have been estimated for an operating scenario that includes open pit mining and production of a two-concentrate product. Metal prices are based on long-term forecasts from banks, financial institutions and other sources. The metal prices and other input parameters used in development of a unit NSR value for each block are provided in Table 2.

Table 2: NSR Value Calculation

Commodity	Metal Prices	Net Metallurgical Recovery (%)	Refining Cost (US$)	Transport Cost/wmt		Treatment Cost/dmt (Bulk Con)		Royalty
Nickel	US$10.50/lb	60%	0.96/lb					2%
Copper	US$4.75/lb	70%	0.45/lb					2%
Palladium	US$1,500/oz	59%	50.00/oz					2%
Platinum	US$1,450/oz	59%	50.00/oz					2%
Nickel concentrate				US$	150	US$	220
Copper concentrate				US$	150	US$	220

For the purposes of mineral resource reporting, open pit constraining shapes were developed using the Whittle Pit Optimizer based on an NSR cut-off value of US$25/tonne. Parameters used to calculate the cut-off grade are given in Table 3.

Table 3: The cut-off parameters, based on previous study work

Parameter	Unit	Value
Mining (open pit)	US$/t milled	$3.00
Processing	US$/t milled	$23.00
G&A	US$/t milled	$0.64
Sustaining (capex)	US$/t milled	$0.56
Total Unit Operating Cost (Break Even)	US$/t milled	$27.20
Total Unit Operating Cost (Discard)	US$/t milled	$24.20

Quality Control

Drill core samples are NQ (47.75 mm diameter). All samples are ½ core previously cut by a diamond saw on site. Samples are generally at one metre intervals or less at the discretion of the site geologists. Sample preparation and lab analysis was completed at ALS Chemex in Johannesburg, South Africa. Commercially prepared blank samples and certified Cu/Ni sulphide analytical control standards with a range of grades are inserted in every batch of 20 samples or a minimum of one set per sample batch. Analyses for Ni, Cu and Co are completed using a peroxide fusion preparation and ICP-AES finish (ME-ICP81). Analyses for Pt, Pd, and Au are by fire assay (30 grams nominal sample weight) with an ICP-AES finish (PGM-ICP23).

Qualified Persons

The initial MRE described in this news release was reviewed and approved by Valerie Wilson, M.Sc., P.Geo. (Ontario) SLR Consulting Ltd. Principal Resource Geologist, who is independent of PREM and a “qualified person” for purposes of NI 43-101.

Verification included a site visit to inspect historical mineralized core, explore the gossanous outcrop at surface, observe existing infrastructure, including the Selkirk underground ramp, and inspect several surface drillhole collar locations. In addition, all of the samples collected by PREM have been verified against independently accessed assay certificates and a random selection of historical database results have been compared against digital records.

The scientific and technical content of this news release has been reviewed and approved by Sharon Taylor, Vice President Exploration of the Company, who is a “qualified person” for the purposes of NI 43-101.

Technical Report

In 2023, the Company filed a technical report in respect of the Selkirk Mine titled “NI 43-101 Technical Report, Selkirk Nickel Project, Northeast District, Republic of Botswana” dated April 12, 2023 (with an effective date of March 31, 2023) (the “Selkirk Technical Report”), a copy of which is available on SEDAR+ (www.sedarplus.ca) under the Company’s issuer profile.

A Technical Report Summary (TRS) on the Selkirk Mine was prepared by SLR, with an effective date of May 31, 2024, and was filed by PREM on June 28, 2024. This previous TRS did not include a Mineral Resource estimate.

About Premium Resources Ltd.

PREM is a mineral exploration and development company that is focused on the redevelopment of the previously producing nickel, copper and cobalt resources mines owned by the Company in the Republic of Botswana.

PREM is committed to governance through transparent accountability and open communication within our team and our stakeholders. Our skilled team has worked over 100 projects collectively, accumulating over 400 years of resource discoveries, mine development and mine re-engineering experience on projects like the Company’s Selebi and Selkirk mines. PREM’s senior team members have on average more than 20 years of experience in every single aspect of mine discovery and development, from geology to operations.

ON BEHALF OF THE BOARD OF DIRECTORS

Keith Morrison

Director and Chief Executive Officer

Premium Resources Ltd.

For further information about Premium Resources Ltd., please contact:

Jaclyn Ruptash

Vice President, Communications and Government and Investor Relations

+1 (604) 770-4334

Cautionary Note Regarding Forward-Looking Statements:

This news release contains “forward-looking information” within the meaning of applicable Canadian securities legislation based on expectations, estimates and projections as at the date of this news release. Forward-looking information involves risks, uncertainties and other factors that could cause actual events, results, performance, prospects and opportunities to differ materially from those expressed or implied by such forward-looking information. For the purposes of this release, forward looking information includes, but is not limited to: the response to mineral resource estimates in Botswana; the support for the redevelopment of the Selkirk Mine from the Botswana Government and local stakeholders; mining at Selkirk; the ability to upgrade the inferred mineral resources at Selkirk; the publication by the Company of a future preliminary feasibility study; the implementation of the objectives, goals and future plans of the Company including the proposed advancement of the Selkirk Mine as currently contemplated; the ability of exploration activities (including drill results) to accurately predict mineralization; management’s belief that the Selebi and Selebi North deposits may be connected at depth; the timing and ability of the Company to publish an economic study (by H1 2025 or at all); any discrepancies between the initial mineral resource estimate technical report and the scientific and technical information in this news release; the timing to release of the remaining assay results; the ability of the Company to implement its drilling, geoscience and metallurgical work on its properties and work plans generally; the implementation of the objectives, goals and future plans of the Company including the proposed advancement of the Selebi Mine and Selkirk Mine as currently contemplated; the ability of the Company to define additional or upgrade existing mineral resource estimates on the Selkirk Mine in accordance with NI 43-101; the productivity rates for mining at Selkirk; drilling results confirming the legacy fold pattern continues at depth; the effective targeting activities proposed by the Company; the ability to identify additional mineralization down plunge of existing workings and the ability of such findings to be used to complete a mineral resource estimate and/or to support further economic studies; the ability and timing of advancing the mining programs at the Selebi Mine and the Selkirk Mine as contemplated (if at all); the ability to expand the resource potential at the Selkirk Mine; the results of the mining program at the Selkirk Mine and the timing and disclosures of the Company regarding same; the relationships between, and continuity of, the various deposits (if any); the benefits of the Company’s approach to exploration; management’s belief that the Historic Resource could be indicative of the presence of mineralization on the deposits; and the anticipated benefits of the Company’s approach to the resource development plan. These forward-looking statements, by their nature, require the Company to make certain assumptions and necessarily involve known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Factors that could cause actual results to differ materially from such forward-looking information include, but are not limited to, capital and operating costs varying significantly from estimates; the preliminary nature of metallurgical test results; the ability of exploration results to predict mineralization, prefeasibility or the feasibility of mine production; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; uncertainties relating to the availability and costs of financing needed in the future; changes in equity markets; inflation; fluctuations in commodity prices; delays in the development of projects; the other risks involved in the mineral exploration and development industry; and those risks set out in the Company’s public disclosure record on SEDAR+ (www.sedarplus.com) under PREM’s issuer profile. Although the Company believes that the assumptions and factors used in preparing the forward-looking information in this news release are reasonable, undue reliance should not be placed on such information, which only applies as of the date of this news release, and no assurance can be given that such events will occur in the disclosed time frames or at all. The Company disclaims any intention or obligation to update or revise any forward-looking information, whether as a result of new information, future events or otherwise, other than as required by law.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this news release. No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein.

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Figure 1. Selkirk block model on Geology. Location of re-sampled historical drillholes shown on inset map.